Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m., Tuesday, December 19, 2006

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.30 per share cash dividend at its regular meeting held December 18, 2006. The dividend is payable January 25, 2007 to shareholders of record on December 29, 2006. This dividend represents a 3.4 percent increase over the same period last year and a 3.6 percent annualized yield using the December 18, 2006 closing price of $33.64.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.